Exhibit 99.1

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.
79 Great Oaks Boulevard
San Jose, CA 95119 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

MPS Announces a $1.00 Per Share Special Cash Dividend

SAN JOSE, Calif., December 11, 2012 -- Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that its Board of Directors has approved a $1.00 per share special cash dividend on MPS's outstanding common stock, payable on December 28, 2012 to stockholders of record on December 21, 2012.

"Today's announcement of a special dividend provides MPS with a tax efficient opportunity to return capital to our shareholders," said Michael Hsing, CEO and Founder of MPS. "We believe that we will continue to generate strong cash flows and are confident in our ability to maintain a healthy cash reserve to fund our growth plans."

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Singapore, Japan, and Europe, which operate under MPS International, Ltd.

Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.